Exhibit 10.1

IEC Electronics Corp.

Salary Arrangements with Executive Officers

On November 13, 2013, the Compensation Committee of the Board of Directors of IEC Electronics Corp. (the “Company”) approved an increase in the salary of Donald S. Doody, the Executive Vice President of the Company, effective January 1, 2014. His adjusted base salary will be $247,200. The salary of the Chief Executive Officer remains unchanged at $350,000 for fiscal 2014. Additionally, no change was made to the amount of compensation payable to Insero & Co. CPAs, P.C., in respect of the services provided by Vincent A. Leo as Chief Financial Officer of the Company.